Exhibit 99.1

Warren Resources Announces Third Quarter 2009 Financial and Operating Results

NEW YORK, Nov. 4, 2009 (GLOBE NEWSWIRE) — Warren Resources, Inc. (Nasdaq:WRES) today announced 2009 third quarter financial and operating results. The Company reported net earnings of $2.2 million, or $0.04 per diluted common share, for the third quarter ended September 30, 2009. This compares to a net loss of $9.2 million, or $(0.16) per diluted common share, for the second quarter of 2009 and to net earnings of $15.8 million, or $0.27 per diluted common share, for the third quarter of 2008.

Highlights for the Third Quarter 2009 and Recent Events Include:

•                  Net income of $2.2 million, or $0.04 per diluted common share

•                  Production up 1% and oil and gas revenues up 8% sequentially from 2Q 2009

•                  Follow-on equity offering of $29 million successfully completed

•                  Cash flow from operating activities of $14.5 million for 2009 to date

•                  Borrowing base re-affirmed at $120 million

Third Quarter of 2009 Results

Warren’s oil and gas revenues increased 8% to $16.4 million for the third quarter of 2009, compared to $15.2 million in the second quarter of 2009 and decreased 52% compared to $33.9 million in the third quarter of 2008. This increase from the second quarter of 2009 primarily resulted from higher realized sales prices for oil and gas in the third quarter of 2009, and similarly the decrease from the third quarter of 2008 was also principally the result of lower realized sales prices for oil and gas in 2009.

Warren’s oil and gas production increased 1% to 2.37 billion cubic feet of gas equivalent (“Bcfe”) during the third quarter of 2009, compared to 2.35 Bcfe during the second quarter of 2009 and decreased 5% compared to the third quarter of 2008. The average realized price per barrel of oil was $60.51 for the third quarter of 2009, compared to $53.81 for the second quarter of 2009 and $106.82 for the third quarter of 2008. Additionally, the average realized price per thousand cubic feet (“Mcf”) of gas was $2.71 for the third quarter of 2009, compared to $2.67 for the second quarter of 2009 and $6.42 for the third quarter of 2008. These realized commodity prices exclude the cash effect of hedging activities. Net income on hedging activities was $0.9 million during the three months ended September 30, 2009, which was comprised of a $1.4 million unrealized mark-to-market, non-cash gain on oil and gas swaps and a $0.5 million realized loss for cash settled oil and gas swaps.

Total operating expenses decreased 21% to $13.5 million during the third quarter of 2009 compared to $17.1 million during the third quarter of 2008. Lease operating expenses (“LOE’s”) and taxes declined by 30% to $5.8 million in 2009 compared to $8.3 million during the same period in 2008. This was primarily attributable to decreased well service and equipment costs, decreased severance taxes and other lower production costs. Depreciation, depletion and amortization expenses (“DD&A”) were $5.3 million for the three months ended September 30, 2009, or $2.21 per Mcfe, which represents a 1% increase over 2008.

General and administrative (“G&A”) expenses decreased by 31% to $2.5 million for the third quarter of 2009 compared to $3.6 million for the third quarter of 2008. This decrease in G&A was due primarily to the reduction in payroll and consulting expense. Non-cash stock-based compensation expense was $0.5 million for the three months ended September 30, 2009 compared to $0.6 million for the same period in 2008.

Net cash flow provided by operating activities decreased to $14.5 million for the first nine months of 2009 compared to $55.5 million for the first nine months of 2008. This decrease resulted primarily from lower realized oil and gas prices during the 2009 period.

Interest expense was $1.7 million for the third quarter of 2009 compared to $1.3 million for the third quarter of 2008. This was primarily due to higher average outstanding borrowings under our senior credit facility and higher effective marginal interest rates.

“I am pleased that Warren has weathered the storm of economic recession, credit crisis and low energy prices and returned to a path of solid liquidity and profitability. We now have plans to resume drilling and development activities in the Wilmington oil field in California and the Atlantic Rim CBM project in Wyoming during the first quarter of 2010,” commented Norman F. Swanton, Chairman and Chief Executive Officer. “Warren improved its capitalization in October 2009 by consummating a $29 million equity public offering. We have also returned the Company to positive cash flow, which is a result of improved commodity prices and our success in reducing our costs, particularly general and administrative costs and lease operating expenses. As we look to 2010 and beyond, we have positioned Warren for future growth supported by enhanced liquidity.”

Liquidity and Debt

As reported on November 3, 2009, the syndicate of bank lenders led by GE Business Financial Services, Inc. under the Company’s senior credit facility re-affirmed the $120 million conforming borrowing base available under the facility after their semi-annual redetermination process. As of today, Warren has $107.4 million drawn against the senior credit facility. The next borrowing base re-determination is scheduled to occur in April 2010. At September 30, 2009, Warren was, and currently is, in full compliance with all covenants under the senior credit facility.

Equity Offering

As previously reported, on October 28, 2009, the Company completed a public offering of 11,775,000 shares of its common stock, at a price of $2.60 per share, for net proceeds of $29 million. Also during October 2009, Warren paid $7.6 million of the outstanding principal borrowings under the senior credit facility. The Company believes that the proceeds from this offering and cash generated from operations, along with cash on hand and availability under the senior credit facility, are sufficient to fund its capital needs through 2010. Warren intends to recommence development activities during the first quarter of 2010. The Company has identified additional drilling locations in the Wilmington Townlot Unit’s Tar formation and is developing a highly targeted drilling inventory in other major reservoirs in the Wilmington Field. Additionally, in Wyoming, Warren plans to increase compression capabilities in its Atlantic Rim’s Doty Mountain

Unit and water injection rates in its Atlantic Rim’s Sun Dog Unit, which should increase gas production significantly.

The Company noted that on October 13, 2009, it issued a press release announcing third quarter of 2009 production results and provided an operations and guidance update.

Financial and Statistical Data Tables

Following are financial highlights for the comparative third quarters ended September 30, 2009 and 2008.

Warren Resources, Inc.

Consolidated Statements Of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in thousands, except per share information)		(in thousands, except per share information)
Operating Revenues
Oil and gas sales	$16,439	$33,926	$43,204	$91,646
Operating Expenses
Lease operating expenses and taxes	5,771	8,304	19,975	20,687
Depreciation, depletion and amortization	5,253	5,175	15,760	13,601
General and administrative	2,502	3,640	8,582	11,438
	13,526	17,119	44,317	45,726
Income (loss) from operations	2,913	16,807	(1,113)	45,920
Other income (expense)
Interest and other income	22	297	143	866
Interest expense	(1,658)	(1,283)	(4,690)	(3,856)
Gain (loss) on derivative financial instruments	898	—	(7,832)	—
Net gain on investments	—	—	—	93
Total other expense	(738)	(986)	(12,379)	(2,897)

Income (loss) before income taxes	2,175	15,821	(13,492)	43,023
Deferred income tax expense (benefit)	(18)	(2)	39	34
Net income (loss)	2,193	15,823	(13,531)	42,989
Less dividends and accretion on preferred shares	24	23	72	77
Net income (loss) applicable to common stockholders	$2,169	$15,800	$(13,603)	$42,912
Earnings (loss) per share - Basic	$0.04	$0.27	$(0.23)	$0.74
Earnings (loss) per share - Diluted	$0.04	$0.27	$(0.23)	$0.73
Weighted average common shares outstanding - Basic	58,243,910	58,832,654	58,231,570	57,935,207
Weighted average common shares outstanding - Diluted	59,372,684	59,359,482	58,231,570	58,660,202
Production:
Gas - MMcf	1,015	906	2,865	1,967
Oil - MBbls	226	263	716	759
Total Equivalents (MMcfe)	2,372	2,485	7,160	6,519
Realized Prices:
Gas - Mcf	$2.71	$6.42	$2.75	$7.38
Oil - Bbl	$60.51	$106.82	$49.67	$101.68
Total Equivalents (Mcfe)	$6.93	$13.65	$6.07	$14.06

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in thousands)		(in thousands)
Net cash flow provided by operating activities:
Cash flow from operations	$5,797	$25,185	$14,539	$55,507
Changes in working capital accounts	649	(3,525)	(1,734)	2,830
Cash flow from operations before working capital changes	$6,446	$21,660	$12,805	$58,337

Conference Call

The public is invited to listen to the Company’s conference call set for today, November 4, 2009, at 10:00 a.m. Eastern Time. The call will be webcast and can be accessed from the Company’s website at: www.warrenresources.com. If you are unable to participate during the live broadcast, the webcast will be archived on Warren’s website. A telephonic replay will also be available through November 11, 2009 by dialing (888) 286-8010, or for international callers dial (617) 801-6888, and entering passcode 45966452.

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the exploration and development of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil properties in the Wilmington field in California and coalbed methane properties in the Washakie Basin in Wyoming. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Long Beach, California and Casper, Wyoming.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. See “Risk Factors” in the Company’s Annual Report on Form 10-K, our Quarterly Reports on Forms 10-Q and other public filings with the Securities and Exchange Commission (www.sec.gov).